CERTIFICATE OF FORMATION
                                       OF
                  SELIGMAN EACM ABSOLUTE RETURN STRATEGIES LLC

         This Certificate of Formation of Seligman EACM Absolute Return Strategies LLC (the "Company") is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. ss. 18-101 et seq.).

         1. The name of the Company is Seligman EACM Absolute Return Strategies LLC.

         2. The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         3. The name and address of the Company's registered agent for service of process in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has duly executed this Certificate of Formation on the 23rd day of December, 2002.



                                                    /s/ Paul Goucher
                                                  ------------------------------
                                                  Paul Goucher
                                                  Authorized Person